Exhibit 99

                                                    [Glenayre logo appears here]

                               EXECUTIVE OFFICES:
                             5935 Carnegie Boulevard
                               Charlotte, NC 28209
                               Tel: (704) 553-0038
                               Fax: (704) 553-7878


News Release
                                                CONTACT: Stan Ciepcielinski, CFO
                                                                  (704) 553-0038


         Glenayre To Acquire Two Companies and Divest Microwave Business

    Acquisitions Will Promote Growth In Paging and Enhanced Service Platform


CHARLOTTE, N.C. (Sept. 9, 1997) - Glenayre Technologies Inc. (Nasdaq: GEMS) today announced plans to acquire Wireless Access Inc., a private developer and marketer of innovative two-way paging devices, and Open Development Corporation
(ODC), a private developer of enhanced service software and products for telecommunications providers. The transactions are valued at approximately $148 million. Glenayre also announced plans to divest its microwave radio unit (Wireless Interconnect Group, previously Western Multiplex Corporation).

"We are taking a significant strategic step to concentrate our resources on two primary growth engines -- paging and enhanced service platforms for telecommunications providers," said Gary Smith, Glenayre president and chief executive officer. "The addition of Wireless Access and ODC will help drive our growth in these two core areas. We look forward to the leadership contributions the management of these two companies will provide, and we welcome their employees to Glenayre.

"Wireless Access reinforces our leadership role in paging by allowing us to offer a comprehensive paging system, from infrastructure to the newest generation of paging devices," Smith explained. "ODC's prepaid/debit and post-paid card systems allow us to strengthen our position as one of the top worldwide providers in the enhanced service platform market to the telecommunications sector. This in turn helps our customers remain competitive with products like voice mail, prepaid/debit cards, voice-activated dialing and personal number services.

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"Our microwave business has been a profitable operation for us," Smith said. "It excels in state-of-the- art technologies and the division's employees have contributed to Glenayre's success. However, it serves different customers than those of our paging and enhanced services businesses, and we feel divestiture will allow both Glenayre and the microwave group to better focus on their respective core markets."

Glenayre has hired Donaldson Lufkin & Jenrette to solicit appropriate purchase offers for the microwave radio unit. Smith indicated sale of the microwave unit depends on receipt of an acceptable offer.

Glenayre has signed a letter of intent to acquire Wireless Access for approximately $100 million in cash and options. Glenayre also signed a letter of intent to acquire ODC for approximately $48 million in cash and options. The transactions will be accounted for under the purchase method and are expected to close in the fourth quarter of 1997. As a result of these acquisitions, Glenayre will take a pre-tax charge in the fourth quarter of 1997 related to the write-off of purchased in-process research and development.

Following the closing of these transactions, Wireless Access and ODC optionholders will have the right to purchase shares equivalent to less than 3% of Glenayre's Common Stock on a fully-diluted basis.

Wireless Access is a private Santa Clara, California company that develops and markets advanced two-way pagers. Wireless Access provides Glenayre with significant new growth opportunities in the rapidly expanding worldwide arena of two-way paging, with licensing for Motorola's family of high-speed protocols, including ReFLEX 25, ReFLEX 50 and InFLEXion Voice.

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"Wireless Access design capabilities allow Glenayre to participate in the largest and fastest-growing segment of the paging industry - paging devices," Smith said. "Alphanumeric paging device sales in the U.S. grew 53 percent last year. And Wireless Access is at the forefront of the industry's evolution to two-way paging. We anticipate Wireless Access sales to total approximately $18 million for 1997, with continued strong growth in 1998."

Open Development Corp., based in the Boston area, develops and markets software applications and platforms that enhance telecommunications networks and services. ODC has uniquely combined advanced client/server computing, high performance relational database technology and an open architecture into its "openMEDIA" platform. ODC's products include: standard prepaid calling card systems; prepaid wireless systems, which allow cellular subscribers to make calls using a prepaid account; and enhanced calling card systems, which allow service providers to offer traditional post-paid calling card services with the advanced features of openMedia. ODC sales are anticipated to be in the $15 million to $18 million range for full-year 1997.

Glenayre Technologies Inc. (Nasdaq: GEMS) is a worldwide provider of telecommunications infrastructure products and systems serving the paging, cellular, PCS, telco, voice processing, and point-to-point wireless service provider markets. Glenayre's net sales exceeded $390 million in 1996 and the company employs approximately 2,100 people worldwide. Additional information about Glenayre is available on the company's Web site at: http://www.glenayre.com.

The Private Securities Litigation Reform Act of 1995 contains a safe-harbor provision for forward- looking statements. This document contains forward-looking statements and assumptions. Future events could differ materially from the forecasts and assumptions referenced in this document, as described in the cautionary statements included in Glenayre's most recent Form 10-Q filed with the Securities and Exchange Commission.

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ReFLEX25, ReFLEX50 and InFLEXion are registered trademarks of Motorola. MVP is a registered trademark of Glenayre.

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